UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________________
FORM 8-K
_______________________________________________________
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 4, 2023
_______________________________________________________
DUTCH BROS INC.
(Exact name of registrant as specified in its charter)
_______________________________________________________

Delaware		001-40798	87-1041305
(State or other jurisdiction of incorporation)		(Commission File Number)	(IRS Employer Identification No.)
110 SW 4th Street			97526
Grants Pass,	Oregon
(Address of principal executive offices)			(Zip Code)
(541) 955-4700
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on which Registered
Class A Common Stock, par value $0.00001 per share	BROS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On August 4, 2023, certain Dutch Bros Inc. (the Company) subsidiaries (the Loan Parties) entered into an amendment to the existing $500 million senior secured credit facility, dated February 28, 2022, with JPMorgan Chase Bank, N.A. as administrative agent and other financial institutions as the lenders party thereto (as amended, the Amended 2022 Credit Facility).
The Amended 2022 Credit Facility provides the borrowers with up to $650 million in credit availability, consisting of a $350 million revolving credit facility (increased from $250 million), a term loan facility of up to $100 million (no change), and a delayed draw term loan facility of up to $200 million (increased from $150 million). The Amended 2022 Credit Facility also includes sublimits for letters of credit and swingline loans of up to $50 million and $15 million, respectively. The Amended 2022 Credit Facility expires on February 28, 2027 (the Maturity Date), and portions of the delayed draw term loan facility expire if they remain undrawn on certain dates prior to the Maturity Date.
Interest on borrowings under the Amended 2022 Credit Facility is based on (a) the Alternate Base Rate plus an applicable margin, or (b) the Adjusted Term SOFR Rate plus an applicable margin, and is payable in accordance with the selected interest rate period (at least quarterly) and upon maturity. Principal payments for the term loans are required on a quarterly basis in accordance with an amortization schedule up through and including the Maturity Date.
The Loan Parties are required to pay a commitment fee on a quarterly basis, at a per annum rate of between 0.20% and 0.45% (depending on the Company’s maximum net lease-adjusted total leverage ratio) based on the (i) average daily unused portion of the revolving credit facility, and (ii) the daily undrawn amount of the delayed draw term loan facility.
The Amended 2022 Credit Facility contains financial covenants that require the Company to not exceed a maximum net lease-adjusted total leverage ratio and maintain a minimum fixed charge coverage ratio. The Amended 2022 Credit Facility also contains certain negative covenants that, among other things, restrict the Company’s ability to incur additional debt, grant liens on assets, merge with or acquire other companies, make other investments, dispose of assets, and make restricted payments. Obligations under the Amended 2022 Credit Facility are guaranteed by the Company’s subsidiaries party thereto, and secured by a first priority perfected security interest in substantially all of the assets of the guarantors.
The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, and agreements contained in the Amended 2022 Credit Facility, and is subject to and qualified in its entirety by reference to the complete text of the Amended 2022 Credit Facility, a copy of which is attached hereto as Exhibit 10.1.
Item 2.02. Results of Operations and Financial Condition.
On August 8, 2023, the Company announced its financial results for the second quarter ended June 30, 2023. A copy of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 4, 2023, the Company’s Board of Directors approved a transition plan (the Transition Plan) whereby the Board plans to appoint Christine Barone, President of the Company, to the role of Chief Executive Officer and President in concert with Joth Ricci’s planned January 2024 departure from his current role of Chief Executive Officer of the Company.

Any changes to Ms. Barone’s compensation in conjunction with the Transition Plan will be determined at a later date.

A copy of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.
The information included in Item 2.02 of this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 9.01.    Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description
10.1	Amendment No. 1 to Credit Agreement, dated August 4, 2023, by and among Dutch Bros., LLC, DB Management Co., DB Franchising USA, LLC, Boersma Bros. LLC, the other Loan Parties party thereto, the financial institutions party thereto, and J.P. Morgan Chase Bank, N.A. as Administrative Agent.
99.1	Earnings Release issued by Dutch Bros Inc. on August 8, 2023
104	Cover Page with Interactive Data File (formatted as Inline XBRL with applicable taxonomy extension information contained in Exhibits 101)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUTCH BROS INC.
(Registrant)

Date:	August 8, 2023	By:	/s/ Charles L. Jemley
Charles L. Jemley
Chief Financial Officer